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                                                                    EXHIBIT 99.1

CONTACTS:
Media:      Judy Corman (212) 343-6833
Investors:  Ray Marchuk (212) 343-6741



                       SCHOLASTIC TO REDEEM 5% CONVERTIBLE
                           SUBORDINATED NOTES DUE 2005
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    NEW YORK, N.Y., NOVEMBER 29, 2001-Scholastic Corporation (NMS: SCHL), the
global children's publishing and media company, announced today its decision to redeem on January 11, 2002 all of its outstanding 5% Convertible Subordinated Notes due August 15, 2005 at a redemption price of 100% of the principal amount thereof, in accordance with the Indenture under which the Notes were issued. On January 11, 2002, the redemption price, together with interest accrued to such date, will become due and payable and interest on the Notes will cease to accrue.

    The Notes are convertible, at any time on or before the close of business on January 11, 2002, into shares of the common stock, par value $.01 per share, of Scholastic Corporation at a conversion rate of 26.0214 shares for each $1,000 principal amount of the Notes converted (as adjusted for the 2-for-1 stock split in the form of a stock dividend on Scholastic Corporation common stock effected January 16, 2001). Cash will be paid in lieu of fractional shares.

    $110,000,000 principal amount of the 5% Convertible Subordinated Notes due August 15, 2005 were issued in August 1995, of which $109,992,000 principal amount are presently outstanding. If all of the holders elect to convert their Notes into shares of common stock of Scholastic Corporation prior to the redemption date, Scholastic would issue 2,862,140 shares of common stock.

    The Company is offering to each converting holder the ability to obtain their shares of common stock in book-entry form by delivery to their broker (who is a participant in Depository Trust Company). If any converting holder would like to receive book entry shares of common stock, he or she must complete the appropriate section of the Conversion Notice. In accordance with
Article 12 of the Indenture, the Company is making available common stock in registered certificated form as required by the Indenture.

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    Copies of the Notice of Redemption, which includes instructions for delivery of the 5% Convertible Subordinated Notes Due 2005 for redemption or conversion, may be obtained from BT Services Tennessee, Inc., Corporate Trust & Agency Services, Security Payment Unit, 648 Grassmere Park Road, 1st Floor, Nashville, TN 37211, telephone number 1-800-735-7777.

    Scholastic (NMS: SCHL) is the world's largest publisher and distributor of children's books. As a global children's publishing and media company serving the needs of parents, teachers, and children, Scholastic provides proprietary book and software distribution through school book clubs, school book fairs and to classrooms, as well as through the retail trade. Since 1920, Scholastic has created quality educational materials for schools and has expanded its reach to include the distribution of books, software, toys, online learning services and television programming directly to the home. Scholastic's Grolier division is the leading print and online publisher of children's reference materials and the leader in children's direct-to-home book clubs. Internationally, Scholastic operates wholly owned companies in Argentina, Australia, Canada, Hong Kong, India, Indonesia, Ireland, Malaysia, Mexico, New Zealand, The Philippines, Singapore, Taiwan, Thailand and the United Kingdom. The U.S. Scholastic web site www.scholastic.com is a leading provider of educational services online for parents, teachers and children.